Exhibit 99

Printronix Declares $0.07 Per Share Cash Dividend

    IRVINE, Calif.--(BUSINESS WIRE)--May 23, 2005--Printronix, Inc. (NASDAQ:PTNX), the leading manufacturer of integrated enterprise printing solutions for the supply chain, today announced that at its May 17, 2005 meeting, the Board of Directors declared a quarterly cash dividend of $0.07 per share to be paid on June 15, 2005 to shareholders of record as of June 1, 2005. The cash required for the dividend will be approximately $450,000 based on approximately 6.5 million shares outstanding as of April 22, 2005.
    The dividend declaration of $0.07 per share is an increase of $0.02 per share, or 40%, compared with the dividend issued on February 16, 2005.
    "We are pleased to announce our second ever cash dividend and believe that we are strategically leveraging our strong balance sheet to provide increasing returns to our shareholders," said Robert Kleist, President and CEO of Printronix. "In addition, this quarter, we have been able to increase the dividend by 40%, indicative of our balance sheet strength and strong cash flow performance."

    Except for historical information, this press release contains "forward-looking statements" about Printronix, within the meaning of the Private Securities Litigation Reform Act of 1995. Terms such as "objectives," "believes," "expects," "plans," "intends," "should," "estimates," "anticipates," "forecasts," "projections," and variations of such words and similar expressions are intended to identify such forward-looking statements. These statements involve a number of risks, uncertainties and other factors that could cause actual results to differ materially, including: adverse business conditions and a failure to achieve growth in the computer peripheral industry and in the economy in general; the ability of the company to achieve growth in the Asia Pacific market; adverse political and economic events in the company's markets; a worsening of the global economy due to general conditions; a worsening of the global economy resulting from terrorist attacks or risk of war; a worsening of the global economy resulting from a resurgence of SARS (Severe Acute Respiratory Syndrome); the ability of the company to maintain our production capability in our Singapore plant or obtain product from our Asia Pacific suppliers should a resurgence of SARS occur; the ability of the company to hold or increase market share with respect to line matrix printers; the ability of the company to successfully compete against entrenched competition in the thermal printer market; the ability of the company to adapt to changes in requirements for radio frequency identification (RFID) products by Wal-Mart and/or the Department of Defense and others; the ability of the company to attract and to retain key personnel; the ability of the company's customers to achieve their sales projections, upon which the company has in part based its sales and marketing plans; the ability of the company to retain its customer base and channel; the ability of the company to compete against alternate technologies for applications in our markets; and the ability of the company to continue to develop and market new and innovative products superior to those of the competition and to keep pace with technological change. The company does not undertake to publicly update or revise any of its forward-looking statements, even if experience or future changes show that the indicated results or events will not be realized.

    About Printronix, Inc.

    Since 1974, Printronix, Inc. (NASDAQ:PTNX) has created innovative printing solutions for the industrial marketplace and supply chain. The company is the worldwide market leader in enterprise solutions for line matrix printing and has earned an outstanding reputation for its high-performance thermal and fanfold laser printing solutions. Printronix also has become an established leader in pioneering technologies, including radio frequency identification (RFID) printing, bar code compliance and networked printer management. Printronix is headquartered in Irvine, California. For company information, see www.printronix.com.

    CONTACT: Printronix, Inc., Irvine
             Robert A. Kleist, 714-368-2863
             or
             George L. Harwood, 714-368-2384
             or
             EVC Group, LLC
             Douglas M. Sherk (Investors), 415-896-6818 dsherk@evcgroup.com or
             Jennifer Beugelmans (Investors), 415-896-6817 jbeugelmans@evcgroup.com or
             WunderMarx, Inc.
             Cara Good (Media), 949-860-2434, ext. 312
             cara.good@wundermarx.com